Exhibit 99.1

454 Life Sciences Contact:

Peter Dacey

Vice President, Finance

info@454.com

(877) 890-GNOM

FOR IMMEDIATE RELEASE

454 Life Sciences and Roche Announce Commercial Launch of Genome Sequencer 20 System for High-throughput DNA Sequencing

- 454 Life Sciences to receive $7.5 million from Roche for achieving commercialization milestone -

BRANFORD, Conn. and BASEL, Switzerland – October 7, 2005 – 454 Life Sciences, a majority-owned subsidiary of CuraGen Corporation (Nasdaq: CRGN), and Roche today announced the commercial launch, including world-wide sales and distribution, of the Genome Sequencer 20 System and reagents from 454 Life Sciences by Roche Applied Science. 454 Life Sciences’ technology will enable researchers to sequence up to 100 times faster than current commercial platforms at a fraction of the price. Roche Applied Science, a business area of Roche Diagnostics, is now selling 454 Life Sciences’ products through its extensive sales and marketing teams, distributing 454’s products through its established supply chain, and providing technical support to purchasers of the Genome Sequencer 20 System and the associated reagents. Achievement of this commercialization milestone triggers a $7.5 million payment to 454 Life Sciences from Roche.

“Genomic sequencing represents a new and promising foundation for research applications and we are pleased to now offer this technology to researchers around the world,” stated Heino von Prondzynski, CEO of Division Roche Diagnostics and Member of the Roche Executive Committee. “The Genome Sequencer 20 System provides a high-throughput, cost-effective solution for genomic sequencing.”

The Genome Sequencer 20 System represents the first commercially available instrument system to provide a convenient solution for ultra-high-throughput DNA sequencing. Following a single preparation step to prepare an entire genome, the compact Genome Sequencer 20 System can sequence at least 20 million bases in one 5-hour run. The novel technology from 454 Life Sciences eliminates the need for large-scale robotics for colony picking and sample handling. An individual can prepare, sequence, and generate results in days, not months. The technology performs massively parallel sequencing on a PicoTiterPlate™, employs state-of-the art image processing, and utilizes unique data analysis to achieve high-quality results.

“We believe this technology will play an integral role in generating genomic data and sequencing applications for a broader range of researchers at genome centers, academic institutions, and pharmaceutical and biotechnology companies,” stated Christopher K. McLeod, President and Chief Executive Officer of 454 Life Sciences. “Roche is the leading provider of research technology, and we are delighted that they are now offering 454 Life Sciences’ high-quality genome sequencing products to their customers.”

Roche Applied Science will offer 454 Life Sciences’ Genome Sequencer 20 System and reagents to customers through its extensive sales, marketing, and customer support teams. 454 Life Sciences will continue to manufacture instrument systems and reagent kits for Roche, with the option to transfer the responsibility for reagent manufacturing to Roche Diagnostics given sufficient sales volume. Roche Diagnostics is able to distribute 454 Life Sciences’ products to all markets, with the exception of regulated diagnostics. In that area, Roche Diagnostics maintains an exclusive right to negotiate the extension of the exclusive distribution agreement into the regulated diagnostics market during the initial 5-year term.

Under the terms of the 5-year, exclusive world-wide distribution agreement, 454 Life Sciences will receive a margin on products manufactured for Roche Diagnostics and royalties on net sales of licensed products. The agreement also states that 454 Life Sciences will receive up to $62 million in license fees, milestones related to instrument releases, minimum royalties, and research funding. Including this $7.5 million payment, 454 Life Sciences will have received a total of $19 million from Roche for the achievement of pre-commercialization- and commercialization-related milestones.

About 454 Life Sciences

454 Life Sciences is commercializing novel instrumentation and services for rapidly and comprehensively conducting high-throughput nucleotide sequencing, with specific application to the sequencing of whole genomes and ultra-deep sequencing of target genes.

454 Life Sciences’ system enables one individual to prepare and sequence an entire genome after performing a single sample preparation, irrespective of the size of the genome being studied. The hallmark of 454 Life Sciences’ technology is the PicoTiterPlate™, which allows a single instrument using patented light emitting sequencing chemistries to produce over 20 million nucleotide bases per five-hour run, totaling more than 100 times the capacity of instruments using the current macro-scale technology. The patented Genome Sequencing 20 System is a scalable, ultra-fast and cost-effective system with applications for whole-genome sequencing and ultra-deep sequencing of genes of interest.

Six of the leading genome sequencing centers have purchased 454 Life Sciences’ systems. In addition to distributing the Genome Sequencer 20 System through Roche, 454 Life Sciences offers sequencing services directly to customers unable to purchase their own system.

454 Life Sciences is headquartered in Branford, CT, and is a 66% majority-owned subsidiary of CuraGen Corporation (Nasdaq: CRGN). For additional information on 454 Life Sciences please visit www.454.com. For additional information on the Genome Sequencer 20 System and reagents please visit www.roche-applied-science.com.

About Roche and the Roche Diagnostics

Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As a supplier of innovative products and services for the early detection, prevention, diagnosis and treatment of disease, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is a world leader in diagnostics, the leading supplier of medicines for cancer and transplantation and a market leader in virology. In 2004 sales by the Pharmaceuticals Division totaled 21.7 billion Swiss francs, while the Diagnostics Division posted sales of 7.8 billion Swiss francs. Roche employs roughly 65,000 people in 150 countries and has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai. Roche’s Diagnostics Division offers a uniquely broad product portfolio and supplies a wide array of innovative testing products and services to researchers, physicians, patients, hospitals and laboratories world-wide. For further information, please visit our websites www.roche.com and www.roche-diagnostics.com

Safe Harbor

This press release contains forward-looking statements that are subject to certain risks and uncertainties. These statements include statements that (i) we will receive $7.5 million from Roche for achieving commercialization milestone (ii) our technology will play an integral role in generating genomic data and sequencing applications; (iii) we will continue to manufacture instrument systems and reagent kits for Roche; (iv) we will receive up to $62 million dollars in license fees, milestones related to instrument releases, minimum royalties and research funding; (v) 454 Life Sciences’ new technology will dramatically increase the throughput of sequencing, and thereby has the potential to open up many new applications for sequencing to researchers all over the world, and (vi) the benefits that will inure to 454 Life Sciences and its products as a result of its alliance with Roche. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. 454 Life Sciences and CuraGen caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: 454 Life Sciences’ inability to satisfy the conditions under its agreements with Roche (some of which are outside 454 Life Sciences’ control) that will enable it to receive up to $62 million in license fees, milestones related to instrument releases, minimum royalties and research funding; the early stage of development of 454 Life Sciences’ products and technologies, customer acceptance of 454 Life Sciences’ products and technologies; 454 Life Sciences’ ability to scale-up production of its products and technologies; disputes between Roche and 454 Life Sciences and between 454 Life Sciences and CuraGen; the success of competing products and technologies; technological uncertainty and product development risks; uncertainties of clinical trials, government regulation and healthcare reform; uncertainty of additional funding with respect to both CuraGen and 454 Life Sciences; 454 Life Sciences’ and CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a genomics-based pharmaceutical company; patent infringement claims against 454 Life Sciences’ and CuraGen’s products, processes and technologies; the ability to protect 454 Life Sciences’ and CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; product liability exposure; and competition. Please refer to CuraGen’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 for a complete description of these risks. 454 Life Sciences and CuraGen disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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